Exhibit 10.8

Execution Copy

CONSOLIDATION AND LICENSE AGREEMENT

between

MARATHON OIL COMPANY

and

SYNTROLEUM CORPORATION

dated as of January 16, 2007

Execution Copy

CONSOLIDATION AND LICENSE AGREEMENT

This CONSOLIDATION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into this 16th day of January, 2007 (the “Effective Date”), by and between Marathon Oil Company (“Marathon”), an Ohio corporation, and Syntroleum Corporation, a Delaware corporation (“Syntroleum”) (each, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Marathon and Syntroleum are parties to the Existing Agreements (as defined below), pursuant to which, among other things, (i) Syntroleum granted to Marathon a non-exclusive right and license to use Syntroleum’s proprietary technology to design, construct, operate and maintain one or more plants, and (ii) Syntroleum and Marathon entered into certain confidentiality undertakings; and

WHEREAS, pursuant to the terms and conditions of this Agreement, Marathon and Syntroleum desire to terminate the Existing Agreements, to release each other from any claims under the Existing Agreements, and to enter into certain new undertakings to govern their future relationship.

NOW, THEREFORE, in consideration of mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. General. As used herein, the following terms have the following meanings. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Exhibits hereto:

“Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with, such Party. For purposes of this definition, “control” means the power to direct the management and affairs of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares shall in any case be deemed to confer control, provided that, the direct or indirect ownership of a lower percentage of such securities shall not necessarily preclude the existence of control.

“Competitor” has the meaning set forth in Exhibit E.

“Confidential Information” of a Party means any and all information prominently labeled as such by such Party that (i) has independent economic value by reason of the fact that it is not generally known to the relevant public and that has been the subject of reasonable measures to maintain confidentiality, and (ii) was disclosed by such Party to the other Party in performing under the Existing Agreements or is disclosed by such Party to the other Party in performing under this Agreement.

“EPC Contract” means the contract under which Marathon or a Project Company engages an EPC contractor to carry out the detailed engineering design, procurement, construction and/or commissioning of a Licensed Plant.

“Existing Agreements” means the agreements listed in Exhibit A hereto.

“Inventions or Improvements” means improvements, additions, modifications, enhancements, derivative works, or changes to Syntroleum Technology.

“Licensed Plant” means any Fischer-Tropsch plant, whether the feedstock of such plant is natural gas, coal, petroleum, petroleum-coke, or other feedstock, whether air- or oxygen-based, land- or marine-based, or based on cobalt catalysts (including modification, expansion or replacement thereof), in which Marathon (or its successor) or an Affiliate has a working, net profits, equity, or other economic interest, provided that, a Licensed Plant may not utilize biomass or municipal waste as a feedstock.

“Licensed Territory” means all the countries of the world and their respective territorial seas, except for the People’s Republic of China, and India and their respective territorial seas.

“Listed Confidential Information” means any of the following that comprises Confidential Information of Syntroleum:

(a) Mass and Energy Balance

(b) Process Flow Diagrams

(c) Stream Summaries (Component Set = H2O, H2, N2, CO, O2, Ar, CO2, C1, C2, C3, C4, C5—C9, C10—C20, C21+)

(d) Process Descriptions

“Lubricants” means (a) automotive lubricating oils such as PCMO, HIDD, transmission and hydraulic fluids, and gear oils; (b) industrial lubricants such as metalworking lubricants, process oils, white oils, agricultural spray oils, de-foamers, cutting and quenching oils, and rubber processing oils; (c) greases; (d) drilling fluids; or (e) any other specialty product.

“Marathon Group” means Marathon, its Affiliates, and their respective Personnel. The Marathon Group shall include James P. Wick.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity.

“Personnel” means officers, directors, employees, subcontractors, consultants, lenders, insurers, underwriters, representatives and agents.

“Process Design Package” means a compilation of text, figures, drawings and documentation, relating to the design and construction of a Licensed Plant and prepared in accordance with standard industry practices.

“Products” means any and all products and/or compositions of any type, including, but not limited to: (i) Fischer-Tropsch waxes and other intermediate products; and (ii) finished hydrocarbon fuels or products, hydrocarbons consumed as fuel, or fuel blending stocks, in each case, processed from Synthetic Crude, including, but not limited to, diesel, kerosene, gasoline, and naphtha, waxes, chemicals, Lubricants, or any other specialty hydrocarbon products.

“Project Company” means any Person that is developing or operating a Licensed Plant in which Marathon (or its successor) or an Affiliate has at least a ten percent (10%) working, net profits, equity, or other economic interest on the start-up date of the Licensed Plant.

“Synthetic Crude” means those hydrocarbons, having a chemical composition substantially consisting of molecules with five (5) or more carbon atoms each, produced using a Fischer-Tropsch conversion process.

“Syntroleum Group” means Syntroleum, its Affiliates, and their respective Personnel.

“Syntroleum Technology” has the meaning set forth in Exhibit C.

ARTICLE 2

TERMINATION AND RELEASE

Section 2.1. Termination of Existing Agreements. The Parties acknowledge and agree that, as of the Effective Date, each of the Existing Agreements is hereby terminated in its entirety. Each Party hereby waives any provisions of any of the Existing Agreements that survives the termination thereof in accordance with its terms. Neither the Marathon Group nor the Syntroleum Group shall have any further rights or obligations of any kind under the Existing Agreements.

Section 2.2. Forgiveness of Loan. Without limiting the generality of Section 2.1, Marathon acknowledges that no payment of either principal or interest under the Secured Promissory Notes shall hereafter be due from Syntroleum to Marathon, either of cash or Syntroleum shares. Following the Effective Date, Marathon shall (i) deliver an original of the Secured Promissory Notes conspicuously marked “cancelled” or “terminated”, and (ii) use reasonable efforts to release any surviving liens and mortgage on Syntroleum assets established as security for repayment of the obligations under the Secured Promissory Notes within forty-five (45) days of the Effective Date.

Section 2.3. Syntroleum Release. Syntroleum and the Syntroleum Group hereby release and forever relinquish, surrender, waive, bargain away, acquit, exonerate and discharge Marathon and each member of the Marathon Group from any and all causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any kind or nature whatsoever, known or unknown, fixed or contingent, based on any act or omission of any member of the Marathon Group from the beginning of time to the date of this Agreement that they may now have or may hereafter have against the Marathon Group including, but not limited to, any claims arising out of or relating to the Existing Agreements.

Section 2.4. Marathon Release. Marathon and the Marathon Group hereby release and forever relinquish, surrender, waive, bargain away, acquit, exonerate and discharge Syntroleum and each member of the Syntroleum Group from any and all causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any kind or nature whatsoever, known or unknown, fixed or contingent, based on any act or omission of any of the Syntroleum Group from the beginning of time to the date of this Agreement that they may now have or may hereafter have against the Syntroleum Group including, but not limited to, any claims arising out of or relating to the Existing Agreements.

Section 2.5. Release. No Party shall assert any claim arising under or related to the Existing Agreements and the Parties agree that this provision is an absolute defense to any such claim.

Section 2.6. Payments. In consideration of the foregoing and the rights and licenses granted hereunder, (i) on or before December 1, 2008, Syntroleum shall pay to Marathon the amount of Three-Million U.S. Dollars ($3,000,000) in immediately available funds, and (ii) on or before December 1, 2009, Syntroleum shall pay to Marathon the amount of Three-Million U.S. Dollars ($3,000,000) in immediately available funds, for a total of Six Million U.S. Dollars ($6,000,000).

ARTICLE 3

LICENSE GRANT

Section 3.1. License Grant. Subject to the terms and conditions of this Agreement, Syntroleum grants to Marathon and its Affiliates a non-exclusive, non-transferable (except as provided in Section 13.3) right and license to use the Syntroleum Technology to (i) design, purchase, construct, operate, maintain, modify, replace, and expand Licensed Plants throughout the Licensed Territory, (ii) to practice the Syntroleum Technology in Licensed Plants, (iii) to make intermediate streams, by-products, and Synthetic Crude in Licensed Plants, (iv) to use (including further process and/or consume), and/or sell such intermediate streams, by-products and Synthetic Crude, (v) to produce, use, and/or sell Products throughout the world, and (vi) to use the Syntroleum Technology for any purpose not prohibited hereunder within the Licensed Territory.

Section 3.2. Marathon Grant for R&D. Subject to the terms and conditions of this Agreement, including Section 8.5, Syntroleum grants to Marathon and its Affiliates a worldwide non-exclusive, non-transferable (except as provided in Section 13.3) right and license to use the Syntroleum Technology within the Licensed Territory (i) to perform research and development of Fischer Tropsch technology, including, but not limited to, the research and development of Fischer-Tropsch Reactors, Fischer-Tropsch Reaction, Fischer-Tropsch wax separation and filtration, Fischer-Tropsch Catalyst fines removal from Fischer-Tropsch wax, Fischer-Tropsch Catalyst regeneration, product separation, Fischer-Tropsch slurry transport, (ii) to develop Inventions and Improvements to the Syntroleum ATR Process and FT Conversion Process, and (iii) subject to ARTICLE 10, to develop Fischer-Tropsch technology or Fischer-Tropsch plants, either alone or with third parties (“Development Partners”), whether air- or oxygen-based, land- or marine-based, or based on cobalt catalysts, using Syntroleum Technology.

Section 3.3. Independent Design and Development. Without limiting the generality of Section 3.1 and Section 3.2, and subject to the confidentiality provisions in this Agreement, Syntroleum acknowledges that Marathon shall have the right to conduct research and development on Fischer-Tropsch reactors, Fischer-Tropsch catalysts, Fischer-Tropsch reaction, Fischer-Tropsch conversion processes, and ATR processes independently, by itself or with third parties. Marathon shall have the right to contract directly with reactor vendors selected at the sole discretion of Marathon, on terms and conditions to be determined at the sole discretion of Marathon and such reactor vendors, for the engineering and fabrication of ATR reactors and Fischer-Tropsch Reactors for any Licensed Plant, whether or not such Licensed Plant utilizes Syntroleum Technology, on terms and conditions to be determined at the sole discretion of Marathon and such reactor vendor.

Section 3.4. Sublicensing/Performance Responsibility. Marathon shall have the right to grant sublicenses of the rights granted under Section 3.1 solely to Project Companies, provided that all sublicenses of the rights granted hereunder shall be in writing and shall include provisions consistent with the terms and conditions of this Agreement. Marathon shall cause all sublicensees to fully comply with the terms and conditions of this Agreement. Marathon shall remain responsible for the acts and omissions of all Affiliates of Marathon, Project Companies and Development Partners in connection with this Agreement, including the payment of License Fees in accordance with Section 6.1.

Section 3.5. Project Technology. Notwithstanding Section 11.7, Marathon, shall have the right to retain and use Confidential Information pertaining to and including “Project Technology” as defined and used in the Participation Agreement (the “Project Technology”). Syntroleum hereby grants to Marathon and its Affiliates a worldwide, non-exclusive, irrevocable, royalty-free, license to use and to improve all Project Technology of Syntroleum and intellectual property rights therein arising from, or made available to Marathon under, the Participation Agreement related to the operation or maintenance of Fischer Tropsch plants. The right granted under this Section shall include the right of Marathon and its Affiliates to license or sublicense such rights to owners, developers or interested parties of Fischer-Tropsch gas-to-liquids projects. Any Project Technology of Syntroleum and intellectual property rights therein arising from, or made available to Marathon under, the Participation Agreement related to the design of Fischer Tropsch plants shall be included in Syntroleum Technology hereunder.

Section 3.6. Limitation as to Products. Marathon acknowledges that the license granted under Section 3.1 is to Syntroleum Technology only, and shall not include any Syntroleum product upgrade or Syntroleum Lubricant manufacture technology used to produce end products, including Products, from Synthetic Crude. Nothing in this Agreement shall limit the right of Marathon to produce any Products, including Lubricants, from Synthetic Crude produced using Syntroleum Technology, provided that, it shall be the sole obligation of Marathon to obtain rights to any product upgrade technology selected by Marathon to produce Products.

Section 3.7. Third Party Rights. During the term of this Agreement, Syntroleum shall reasonably cooperate with Marathon to identify any third party intellectual property rights that may be material to use of the Syntroleum Technology or infringed by use of the Syntroleum Technology as contemplated hereunder.

Section 3.8. Patent License. Marathon grants to Syntroleum a non-exclusive, irrevocable, royalty-free, worldwide right and license under U.S. Patent Nos. 5,733,941; 5,861,441; 6,313,361 B1; 6,201,029 B1; and 6,130,259, together with any continuations, reexaminations or renewals thereof (the “Licensed Patents”), to make, have made, use, and practice the FT Conversion Process, and to sublicense the foregoing to Syntroleum licensees of the FT Conversion Process. The foregoing does not in any way limit Marathon’s right to use and/or license the technology described in the Licensed Patents, and Marathon hereby retains all rights thereto. On the request of Syntroleum no more than once per year, Marathon shall notify Syntroleum if Marathon has determined to discontinue paying the maintenance fees on one or more of the Licensed Patents. Following such notification, on the request of Syntroleum Marathon shall offer to transfer and assign the same to Syntroleum, subject to the further negotiations of the Parties at the time of said transfer.

ARTICLE 4

SUPPORT

Section 4.1. No Syntroleum Support Commitment. Except as provided in this ARTICLE 4 and ARTICLE 7, Marathon acknowledges that Syntroleum shall have no support obligations with respect to the Syntroleum Technology, provided that Syntroleum shall not unreasonably withhold consent to any support requested under this ARTICLE 4 and ARTICLE 7. Except as expressly provided herein, Syntroleum shall provide any such support at its then-standard billing rates and costs. Any support under this ARTICLE 4 and ARTICLE 7 shall be subject to any resource constraints and availability of Syntroleum Personnel at the time the support is requested, and Marathon acknowledges that lack of adequate Syntroleum resources at the time a request for support is received hereunder shall be considered reasonable grounds for denial or reduction of the level of support by Syntroleum. The foregoing shall not apply to any fully-supported license that Marathon may obtain in accordance with ARTICLE 7.

Section 4.2. Commercial/Research Support. Syntroleum shall provide reasonable support to Marathon in its efforts to competitively secure project opportunities using Syntroleum Technology throughout the Licensed Territory. Syntroleum shall provide support to Marathon on an as-needed basis in support of designing, constructing and/or operating Licensed Plants using Syntroleum Technology.

Section 4.3. Cooperation with Other Marathon Technology Providers. On the request of Marathon, Syntroleum shall reasonably cooperate with third party providers to Marathon of portions of Fischer Tropsch technology to ensure that all process components and Syntroleum Technology utilized by Marathon are effectively integrated.

Section 4.4. Process Design Package. Marathon shall have the right to obtain a Process Design Package for any Licensed Plant using Syntroleum Technology from a third party (a “Third Party PDP Provider”) in its sole discretion, and Marathon is under no obligation to request a Process Design Package from Syntroleum. In the event that Marathon, elects to engage a Third Party PDP Provider to prepare such a Process Design Package, no fee or percentage markup shall be due Syntroleum for such Process Design Package. Syntroleum shall fully cooperate with Marathon and such Third Party PDP Provider in preparing such Process Design Package.

Section 4.5. Syntroleum Process Design Package. Upon the request of Marathon, Syntroleum shall provide Marathon with a Process Design Package for any Licensed Plant using Syntroleum Technology pursuant to a procurement agreement as mutually agreed by the Parties. Syntroleum’s fee for the Process Design Package shall be invoiced by Syntroleum to Marathon in accordance with the terms of such procurement agreement.

Section 4.6. Syntroleum Inventions and Improvements. Syntroleum shall have no ongoing obligation to disclose to Marathon any Syntroleum Inventions or Improvements. Any Syntroleum Inventions or Improvements shall be exclusively owned by Syntroleum. Except as expressly provided herein, nothing herein shall be construed as obligating Syntroleum to license to Marathon any Syntroleum Inventions or Improvements. In the event Syntroleum discloses any Inventions and Improvements to Marathon, such Inventions and Improvements shall be considered within the scope of the Syntroleum Technology.

Section 4.7. Disclosure of Marathon Inventions and Improvements. Marathon shall have no ongoing obligation to disclose to Syntroleum any Marathon Inventions and Improvements. Any Marathon Inventions or Improvements shall be exclusively owned by Marathon. Marathon may, at its sole discretion, file patent applications with respect to such Inventions or Improvements in its own name and at its own expense, and take such other steps as are necessary, in the sole judgment of Marathon, to protect its rights in such Inventions or Improvements. Nothing herein shall be construed as obligating Marathon to license back to Syntroleum any Marathon Inventions or Improvements.

ARTICLE 5

CATALYST-RELATED MATTERS

Section 5.1. Certain Limitations on James P. Wick. The Parties acknowledge that James P. Wick (“Wick”) is, together with Marathon and Syntroleum, a party to the Red-Hat Agreement, which agreement is included in the Existing Agreements and terminated hereunder. Subject to the exceptions set forth in Section 10.3, following the Effective Date, Wick shall make no use whatsoever, and shall not disclose to any person, any information received by Wick that was covered by the Red-Hat Agreement (“Red-Hat Information”). Following the Effective Date and for a period of five (5) years thereafter (as modified in accordance with this Section 5.1, the

“Blackout Period”), Wick shall not participate in the development of cobalt-based Fischer-Tropsch catalysts. The foregoing shall not restrict Wick from (i) evaluating or participating in the evaluation of Fischer-Tropsch catalysts, whether or not cobalt-based, for use in air-based or oxygen-based Fischer Tropsch processes, or (ii) otherwise working on projects involving Fischer Tropsch catalysts or processes. Syntroleum shall advise Marathon if Syntroleum adopts restrictions on any of its employees hired following the Effective Date that have access to such information that are less stringent than the foregoing, which restrictions shall thereafter apply to this Agreement. Syntroleum agrees that any cause of action it might have resulting from Wick’s performance on behalf of Marathon under the Red Hat Agreement, or under this Agreement, shall be solely against Marathon.

Section 5.2. Wick Development Election. During the Blackout Period, Marathon may elect, on written notice to Syntroleum, to have Wick participate in the development of cobalt-based Fischer-Tropsch catalysts for use in Fischer Tropsch gas-to-liquids processes. Following such election, Wick shall have the right to participate in the development of Fischer-Tropsch catalysts for use in Fischer Tropsch gas-to-liquids processes, whether air- or oxygen-based, land- or marine-based, or based on cobalt catalysts, and shall have the right to use the Red-Hat Information in connection therewith. Subject to Section 6.1, to the extent applicable, Marathon shall have the right to manufacture, have manufactured, and use in Licensed Plants any catalysts in which Wick participated in the development in accordance with this Section 5.2.

Section 5.3. Catalyst R&D. Without limiting Section 5.1 and Section 5.2, Syntroleum acknowledges that Marathon shall have the right to conduct research and development on Fischer-Tropsch Catalysts, provided that, research and development on Syntroleum’s Fischer-Tropsch Catalysts shall be limited by the provisions of Section 5.2.

Section 5.4. No Catalyst Purchase Obligation. Syntroleum acknowledges that Marathon shall have no obligation to purchase Fischer-Tropsch Catalysts from Syntroleum, or to use Syntroleum Fischer-Tropsch Catalysts in any Licensed Plant. Marathon may select the Fischer-Tropsch Catalysts for use in a Licensed Plant in its sole discretion with no markup or payment to Syntroleum for such catalyst, and Marathon shall have the right to negotiate manufacturing and other terms and conditions directly with any catalyst manufacturer selected by Marathon on terms and conditions to be determined in its sole discretion.

ARTICLE 6

LICENSE FEES

Section 6.1. License Fees. Marathon shall pay to Syntroleum license fees for each Licensed Plant (“License Fees”) in accordance with the License Fee calculation attached as Exhibit B. Marathon shall have the right to increase or reduce the capacity of any Licensed Plant, move any Licensed Plant to a different location within the Licensed Territory, or otherwise modify any Licensed Plant, including by adding additional Fischer-Tropsch Reactor trains, at its sole discretion. For the avoidance of doubt, if a Licensed Plant is based on third-party technology, no License Fees shall be due hereunder.

Section 6.2. Payments. All amounts payable under this Agreement shall be paid in U.S. Dollars at the applicable Party’s corporate address or to another address specified by such Party in writing, or to an account at a bank specified by such Party in writing.

Section 6.3. Taxes. In the event Marathon is required to withhold any taxes from amounts payable to Syntroleum under this Agreement, Marathon shall provide Syntroleum at the time of such withholding with a receipt or other evidence reflecting the deposit of such taxes with the appropriate governmental agency.

Section 6.4. Audits.

(a)	Upon the reasonable request by Syntroleum, but not more than once per calendar year, Syntroleum shall have the right to have a duly qualified independent auditor, selected by Syntroleum and not reasonably objected to by Marathon, review the records of Marathon or Project Companies, as applicable, related to License Fees to ascertain compliance with this Agreement within the twenty-four (24) month period following the end of such calendar year; provided that (i) Marathon or the applicable Project Company is given prior written notice of no less than thirty (30) business days, (ii) the inquiry is limited to that information directly related to License Fees, (iii) such audit is conducted during normal business hours, (iv) such audit is performed solely at Syntroleum’s expense, (v) any third parties retained by Syntroleum to perform the audit shall execute a mutually acceptable confidentiality agreement in which such persons agree to use the information to which it is exposed only for purposes of the audit and not disclose any such information to any third party other than to Syntroleum, and (vi) Syntroleum’s retained third parties comply with all rules and protocols of the facilities to which Syntroleum is notified in writing in advance.

(b)	The auditor will make a reasonable effort to prepare and distribute a written report to each of Syntroleum and Marathon as soon as possible, but, in any event, within ninety (90) days after the conclusion of each audit. The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records. Marathon shall make a reasonable effort to reply to the report in writing as soon as possible, but, in any event, no later than ninety (90) days after receipt of the report. Should Syntroleum consider that the report or reply requires further investigation of any item therein, Syntroleum shall have the right to conduct further investigation in relation to such matter. All adjustments resulting from an audit and agreed between Marathon and Syntroleum shall be reflected promptly. If any dispute shall arise in connection with an audit, it shall be subject to ARTICLE 12.

ARTICLE 7

COAL LICENSE RIGHTS

Section 7.1. Coal Plant Support. Subject to Section 4.1, for each Licensed Plant using coal or petroleum coke feedstock, (i) on the request of Marathon, Syntroleum shall provide a pre-feasibility study, as described in Exhibit D, for such Licensed Plant at no cost to Marathon, provided that, during the first five (5) years following the Effective Date, Syntroleum shall be obligated to prepare no more than one (1) pre-feasibility study per year, and (ii) any other terms governing such Licensed Plant shall be embodied in a site-specific license in accordance with Section 7.2. Except as provided in the previous sentence, no site-specific licenses shall be required for Marathon to utilize the Syntroleum Technology as provided hereunder. Any other support by Syntroleum shall be subject to ARTICLE 4.

Section 7.2. Fully Supported License. On the request of Marathon, the Parties shall negotiate in good faith a fully supported license of Syntroleum Technology utilizing coal or petroleum coke as a feedstock. The fully supported license shall include the services and support of Syntroleum, including all warranties, support, indemnities, and guarantees made available to others for use of Syntroleum Technology. During the term, Syntroleum shall treat Marathon as a most favored customer, and in the event Marathon desires to expand the scope of this Agreement or obtain services or support from Syntroleum, all prices, warranties, support, indemnities, and guarantees for use of Syntroleum Technology shall be equivalent to or better than those offered by Syntroleum to any of its other customers, provided that, the foregoing shall not apply with respect to terms and conditions in joint ventures and strategic arrangements in which Syntroleum has offered below-market license fees in exchange for other consideration. During the Coal Initial Term or any Coal Renewal Term arising thereafter, Syntroleum shall continue to make available this option for a fully supported license, subject to applicable License Fees.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Section 8.1. Mutual Representations. Each Party hereby represents and warrants to the other Party as follows:

(a)	Due Authorization/Execution. Such Party is a corporation duly incorporated and in good standing as of the Effective Date, and has taken all necessary actions on its part to duly authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b)	No Conflict. Such Party’s execution, delivery and performance of this Agreement does not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws of such Party; (ii) conflict with or violate any law, rule, regulation or governmental order applicable to such Party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default under, require any consent under any agreement to which it is a party.

(c)	Legal Advice. Such Party has received independent legal advice from its attorneys with respect to the settlement provided for herein and the advisability of executing this Agreement. Such Party has made such investigation of the facts pertaining to this Agreement, and of all the matters pertaining thereto, as it deems necessary.

(d)	No Transfer. Such Party has not assigned, transferred, or granted, or purported to assign, transfer, or grant, any claims, demands, and cause or causes of action disposed of by this Agreement.

Section 8.2. Syntroleum Representations. Syntroleum hereby represents and warrants to Marathon that as of the Effective Date:

(i) Ownership. Syntroleum is the owner of all right, title and interest in and to, or has the right to sublicense, the Syntroleum Technology and the Syntroleum Red Hat Information, and has the right to grant to Marathon the licenses and other rights granted hereunder, and to perform all other obligations required.

(ii) No Conflict. Syntroleum has neither assigned nor otherwise entered into any agreement by which it purports to assign, license or transfer any right, title or interest in or to the Syntroleum Technology and the Syntroleum Red Hat Information that would conflict with its obligations under this Agreement.

(iii) Required Consents. Syntroleum has obtained and possesses any and all necessary rights and consents to perform all of its obligations under this Agreement, including the right to grant the licenses granted hereunder.

Section 8.3. Marathon Representation. Marathon hereby represents and warrants to Syntroleum that, as of the Effective Date, to the knowledge of Marathon, neither Marathon nor Wick is in material breach of the Red Hat Agreement as regards improper disclosure or use of Red Hat Information.

Section 8.4. No Admission of Liability. This Agreement affects the settlement of claims that are denied and contested, and nothing contained herein shall be construed as an admission by any Party of any liability of any kind to the other Party.

Section 8.5. Warranty Disclaimers. EXCEPT AS PROVIDED IN Section 7.2, AND EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, NONINFRINGEMENT, AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 8.6. No Performance Guarantees. Except as provided in Section 7.2, Marathon acknowledges that, except as provided in this ARTICLE 8, the Syntroleum Technology is provided on an “AS-IS” basis with no performance guarantees of any type.

ARTICLE 9

INDEMNIFICATION

Section 9.1. Syntroleum Indemnification of Wick. Syntroleum shall protect, defend, release, indemnify and hold harmless Wick from and against any and all claims, demands, liabilities, losses, damages (including exemplary and punitive damages), proceedings, causes of action and expenses (including court costs, attorneys’ fees and other litigation costs) (“Losses”)arising from the performance by Wick under this Agreement. Any cause of action resulting from the performance of Wick under this Agreement shall be solely against Marathon during the term of employment of Wick by Marathon or its Affiliates.

Section 9.2. Marathon Indemnification. Marathon shall indemnify and hold harmless the Syntroleum Group from and against any Losses for personal injury (including illness, bodily injury or death) of any member of the Marathon Group and/or loss, damage or destruction of the property of the Marathon Group arising out of operation of a Licensed Plant. The foregoing shall not apply to any fully supported license obtained by Marathon under ARTICLE 7, any indemnifications related to which shall be covered in a separate agreement among the Parties.

Section 9.3. No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING FOR MISREPRESENTATIONS OR DISCLOSURE OF CONFIDENTIAL INFORMATION.

ARTICLE 10

CONFIDENTIALITY

Section 10.1. Confidentiality. Each Party (the “Receiving Party”) shall maintain in confidence all Confidential Information of the other Party (each a “Disclosing Party”) (i) for a period of fifteen (15) years after the date of disclosure for information received in the course of performance under this Agreement, (ii) for a period of fifteen (15) years after the date of disclosure for information already in the possession of such Party, but in each case, not to exceed five (5) years after termination of this Agreement. Subject to Section 10.2, Marathon shall not disclose such Confidential Information to any third party except (i) banks, lenders or their representatives, project partners or potential project partners, governmental or quasi-governmental authorities, and national oil companies under conditions of written confidentiality consistent with the confidentiality terms of this Agreement, (ii) to those of its Personnel and Development Partners who reasonably require such Confidential Information in connection with such Party’s activities as contemplated by this Agreement. In maintaining the confidentiality of Confidential Information of the other Party, the Receiving Party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Each Party shall ensure that each of its Personnel and Development Partners holds in confidence and makes no use of the Confidential Information of the other Party for any purpose other than those permitted under this Agreement or otherwise required by law. Notwithstanding anything to the contrary herein, each sublicensee of Marathon under Section 3.4 shall be bound by the confidentiality provisions hereof (i) for a period of fifteen (15) years after the date of disclosure by the disclosing Party for information received in the course of performance under this Agreement, (ii) for a period of fifteen (15) years after the date of disclosure by the disclosing Party for information already in the possession of the other Party Syntroleum acknowledges that the mere fact that Marathon Personnel are in the possession of Confidential Information and are working with a third party shall be insufficient to prove a breach of confidentiality. Proof of a breach shall require proof of an actual improper disclosure.

Section 10.2. Disclosure to Development Partners. Notwithstanding the foregoing, Marathon shall not disclose Listed Confidential Information to any Competitors of Syntroleum.

Section 10.3. Exceptions to Confidentiality. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) the Receiving Party is required to disclose information by order or regulation of a governmental agency, stock exchange, or a court of competent jurisdiction; provided, however, that (a) the Receiving Party shall promptly notify the disclosing Party of such order or regulation (when legally permissible) and shall not make any such disclosure without first notifying the Disclosing Party and allowing the Disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure, and (b) such disclosure shall not affect the confidential nature of the information unless and until an exception in (ii) below applies; or (ii) the Receiving Party can demonstrate that (a) the disclosed information was at the time of such disclosure to the Receiving Party already in (or thereafter enters) the public domain other than as a result of a breach of an obligation of confidentiality to the Disclosing Party; (b) the disclosed information was rightfully known to the Receiving Party prior to the date of disclosure to the Receiving Party; (c) the disclosed information was received by the Receiving Party on an unrestricted basis from a source unrelated to the Disclosing Party and not under a duty of confidentiality to the Disclosing Party; or (d) the disclosed information was independently developed by the Receiving Party without the benefit of any Confidential Information of the Disclosing Party. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or possession of the Receiving Party merely because the Confidential Information is embraced by general disclosures in the public domain or possession of the Receiving Party. In addition, any combination of Confidential Information shall not be considered in the public domain or possession of the Receiving Party merely because individual elements thereof are in the public domain or possession of the Receiving Party unless the combination and its principles are in the public domain or possession of the Receiving Party.

ARTICLE 11

TERM AND TERMINATION

Section 11.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue for (i) ten (10) years from the Effective Date for the license of Syntroleum Technology using coal or petroleum coke as feedstocks (the “Coal Initial Term”), and (ii) ten (10) years from the Effective Date for the license to Syntroleum Technology using natural gas or any other feedstocks, as limited by the definition of a “Licensed Plant” (the “NG Initial Term”); in either case, unless earlier terminated in accordance with this ARTICLE 11.

Section 11.2. Renewal. This Agreement shall automatically renew for additional five (5) year periods (i) with respect to the license of Syntroleum Technology using coal or petroleum coke as feedstocks (a “Coal Renewal Term”), in the event Marathon or a Project Company enters into an EPC Contract for the construction of a Licensed Plant using coal or petroleum coke as a feedstock during the Coal Initial Term or any Coal Renewal Term; or (ii) with respect to the license of Syntroleum Technology using any other feedstock (a “NG Renewal Term”), in the event Marathon or a Project Company enters into an EPC Contract for the construction of a Licensed Plant using any other feedstock during the NG Initial Term or any NG Renewal Term.

Section 11.3. Termination for Cause. Either Party may terminate this Agreement at any time in the event that the other Party materially breaches this Agreement and, if the material breach is capable of cure, such material breach continues uncured for a period of forty-five (45) days after written notice thereof; provided, however, in the event that the breaching Party has in good faith commenced cure within such forty-five (45) day period, but cannot practically complete such cure within such forty-five (45) day period, the breaching Party shall have an additional forty-five (45) day cure period. In the event a material breach is incapable of cure, without limiting any other rights of the non-breaching Party, including the right to seek injunctive relief, the non-breaching Party shall have the right to terminate this Agreement only if (i) the breach is the result of ongoing willful misconduct by the breaching Party, or (ii) the breaching Party is not providing cooperation to mitigate the breach.

Section 11.4. Marathon Termination. Marathon shall have the right to terminate this Agreement in its sole discretion upon written notice of termination to Syntroleum no less than 90 days prior to the date of such termination.

Section 11.5. Upon Expiration. Upon expiration of the license granted hereunder in accordance with Section 11.1 or Section 11.2 as to a particular feedstock, this Agreement shall continue to apply as to other feedstocks not subject to expiration. Upon expiration of this Agreement as to all feedstocks, the provisions of Articles 2, 6 (as to any Licensed Plants then in existence), and 9-13 and Sections 3.1 and 3.2 (as to any Licensed Plants then in existence), 3.3, 3.5, 3.8, 5.1, 5.3, 5.4, 8.4, 8.5, and 8.6 shall survive such expiration. Upon expiration of this Agreement as to any particular feedstock, this Agreement shall remain in full force and effect as to other feedstocks, and Article 6 shall remain in full force and effect as to any Licensed Plants then in existence based on the expired feedstock.

Section 11.6. Upon Termination. Upon termination of this Agreement, the provisions of Articles 2, 6 (as to any Licensed Plants then in existence), and 9-13 and Sections 3.1 and 3.2 (as to any Licensed Plants then in existence), 3.3, 3.5, 3.8, 5.1, 5.3, 5.4, 8.4, 8.5, and 8.6 shall survive such expiration. Upon termination of this Agreement as to any particular feedstock, this Agreement shall remain in full force and effect as to other feedstocks, and Article 6 shall remain in full force and effect as to any Licensed Plants then in existence based on the expired feedstock.

Section 11.7. Return of Information. As soon as possible following termination of this Agreement, each Party shall return to the other Party, or destroy all Confidential Information of the other Party, including Red Hat Information, prominently marked as such in its possession or control, including any copies or reproductions thereof, to the extent practicable. Temporary retention of Confidential Information pursuant to a Parties normal records retention policy for data backup in a manner that does not permit normal access to such Confidential Information in violation of the obligations herein shall be permitted by each Party. Each Party shall further be permitted to retain one copy of all Confidential Information in its legal department for record retention purposes.

Section 11.8. Use of General Skills. Syntroleum acknowledges that nothing in this Agreement shall prevent Marathon and its Personnel from using general skills, knowledge and experience gained by Marathon or its employees in performing under this Agreement or the Existing Agreements, so long as Marathon and such employees abide by the confidentiality limitations hereunder.

Section 11.9. Bankruptcy. All rights and licenses granted to Marathon pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to “Intellectual Property” as defined in the Code. Marathon shall retain and may fully exercise all of their rights and elections under the Code. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against Syntroleum under the Code, Marathon shall be entitled to retain all of its rights under this Agreement.

ARTICLE 12

DISPUTE RESOLUTION

Section 12.1. Disputes. In the event of any dispute or difference between the Parties arising in connection with this Agreement, senior representatives of each Party who have authority to settle the dispute shall, within fourteen (14) days of a written request from one Party to the other, meet in an effort to resolve such dispute or difference. If the Parties fail to reach agreement to resolve the dispute or difference within twenty one (21) days of such written request, (or such other period as may be agreed by the Parties), then any dispute or difference between them shall be settled in accordance with Section 12.2.

Section 12.2. Arbitration. Except as provided below in Section 12.3 or Section 12.4, all disputes arising out of or related to this Agreement shall be determined by arbitration administered by the American Arbitration Association in accordance with its Commercial

Arbitration Rules (the “Rules”) except as modified herein. Any such arbitration shall be conducted in Houston, Texas in the English language. The arbitration panel shall consist of three arbitrators. Within 30 days of a demand for arbitration, the Parties shall each appoint one party arbitrator, which shall not be required to meet the requirements of Rule R-17(a). The Party arbitrators shall appoint a chairperson within 45 days of the demand for arbitration, and if they cannot agree, the chairperson shall be appointed as provided in Rule R-13. Notwithstanding the Rules:

(a)	The arbitration panel shall apply the Federal Rules of Evidence.

(b)	Discovery shall be conducted pursuant to the Federal Rules of Civil Procedure.

(c)	The Parties shall have the right to appeal the award of the arbitration panel to any court with personal and subject matter jurisdiction with regard to errors of law.

(d)	The arbitration panel shall render a reasoned award.

Section 12.3. Judgment and Confidentiality. Judgment upon the award of arbitration may be entered in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, or as a result of the filing of a request for injunctive relief under Section 12.4, or as a result of the filing of an arbitration award (judgment) in a court of competent jurisdiction, no Party may disclose the content or results of any arbitration hereunder without the prior written consent of the other Party, except that disclosure is permitted to a Party’s auditors and legal advisers.

Section 12.4. Injunctive Relief. Either party may, without waiving any remedy available at law or equity or under this Agreement, seek from any Texas State District Court of Harris County, Texas any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal’s determination of the merits of the controversy. Either Party may also, without waiving any remedy available at law or equity or under this Agreement, apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

Section 12.5. Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

ARTICLE 13

MISCELLANEOUS

Section 13.1. Notices. All notices, requests, claims, demands and other communications regarding this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to Syntroleum:

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

Attn: General Counsel

Tel: (918) 592-7900

Fax: (918) 592-7979

If to Marathon:

Marathon Oil Company

5555 San Felipe Road

Houston, Texas 77056-2723

Attn: General Counsel

Telephone: (713) 296-4137

Fax: (713) 296-3294

Section 13.2. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of each Party hereto.

Section 13.3. Assignment. This Agreement may not be assigned by either Party without the other Party’s prior written consent, provided that Marathon may assign this Agreement (i) to an Affiliate (an “Affiliate-Assignee”), and/or (ii) in connection with the sale of all or substantially all of the assets of Marathon to which this Agreement pertains, in each case, on written notice to Syntroleum. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing herein shall prevent an Affiliate-Assignee of Marathon from thereafter ceasing to be an Affiliate of Marathon.

Section 13.4. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement that is not expressly set forth in this Agreement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement, the Exhibits hereto, and the agreements referred to herein, supersede any prior agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

Section 13.5. Third Party Beneficiaries. The Parties acknowledge and agree that James P. Wick, each member of the Marathon Group, and each member of the Syntroleum Group are intended third-party beneficiaries under this Agreement. Except as provided in the previous sentence, nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.6. No Waiver. The failure of any Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

Section 13.7. Independent Contractors. Marathon and Syntroleum are and shall be independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between or among Marathon and Syntroleum.

Section 13.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 13.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement. This Agreement may be executed and delivered via facsimile transmission with the same force and effect as if it were executed and delivered in writing.

Section 13.10. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

Section 13.11. Legal Compliance. Marathon agrees that it will not export or re-export or otherwise transfer any Syntroleum Technology provided hereunder to any country, person, entity or end-user subject to U.S. export restrictions. Marathon specifically agrees not to export or re-export any Syntroleum Technology (i) to any country or party to which the United States has at the time of the transfer embargoed or restricted the export or re-export of goods or services; (ii) to any party who Marathon knows will utilize any Syntroleum Technology in the design, development or production of nuclear, chemical or biological weapons; or (iii) to any party who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. government.

IN WITNESS WHEREOF, Marathon and Syntroleum hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.

Marathon Oil Company		Syntroleum Corporation

By	/s/ D.E. Roberts, Jr.	By	/s/ John B. Holmes, Jr.
Title	Senior Vice President	Title	President and CEO
Date	January 16, 2007	Date	January 16, 2007

Acknowledged and agreed this 16th day of January, 2007

/s/ James P. Wick
James P. Wick
Address:	2501 Foxbury Ln, Ohio

EXHIBIT A

Existing Agreements

1)	Non-Disclosure [Letter] Agreement, dated September 23, 1994 relating to Syntroleum’s methane conversion technology;

2)	Non-Disclosure [Letter] Agreement dated October 18, 1994 relating to Marathon’s methane conversion technology;

3)	Master Preferred License Agreement, dated March 7, 1997;

4)	Intellectual Property Agreement dated March 7, 1997;

5)	Confidentiality Agreement between Marathon Ashland Petroleum and Syntroleum Corporation dated March 7, 1997.

6)	Confidentiality Agreement, dated January 26, 2001 relating to Syntroleum’s upgrading process;

7)	Letter Agreement eliminating restriction on Marathon ownership of Syntroleum stock, dated May 8, 2002.

8)	Intellectual Property Agreement, dated March 21, 2001 relating to Syntroleum’s product refining process;

9)	Confidentiality Agreement, dated October 3, 2001 relating to Marathon’s patent on converting a stable wax slurry;

10)	Confidentiality Agreement, dated February 25, 2002 relating to staff provided by Marathon;

11)	Participation Agreement Syntroleum/DOE for SFP, dated May 8, 2002 effective January 1, 2001 with a “flow down” amendment effective December 10, 2002 and an Amendment #1 dated January 23, 2003 effective February 1, 2003, (the “Participation Agreement”);

12)	Syntroleum Corporation Secured Promissory Note for $2.3 million dated February 1, 2003 and amended on June 9, 2004, March 4, 2005, and May 10, 2006 and Secured Promissory Note for $19 million dated May 8, 2002, as amended June 9, 2004, March 4, 2005, and May 10, 2006 (the “Secured Promissory Notes”);

13)	Security Agreement, Financing Statement and Leasehold Mortgage dated October 16, 2002, filed October 29, 2002 and amended February 1, 2003.

14)	Letter Agreement among Marathon, Syntroleum, Nexant and Bechtel regarding confidentiality; November 6, 2002.

15)	Technical Service Agreement for Marathon Oil Company, dated January 24, 2003;

16)	Short Term Sale & Purchase Agreement for Natural Gas between Marathon and Syntroleum effective September 1, 2003.

17)	Letter Agreement among Marathon, Syntroleum, and Jenkens & Gilchrist regarding legal representation on patent matters dated April 1, 2003.

18)	Letter Agreement, dated November 21, 2003 relating to “Rules of Engagement for Handling Confidential Information” for the Qatar GTL Project;

19)	Confidentiality and Non-Compete Agreement, dated January 31, 2004 relating to due diligence on Syntroleum Catalyst performed by James P. Wick (the “Red-Hat Agreement”);

20)	Agreement for Testing and Analytical Services effective November 15, 2005 to April 30, 2006 for CAER to conduct catalyst testing and provide confidential results to Marathon;

21)	Agreement for Testing and Analytical Services between Johnson Matthey, Marathon, and Syntroleum, effective February, 2006 to April 30, 2006, to test catalyst.

22)	Blue Hat Confidentiality Agreement between Marathon, Syntroleum, and Juan Inga effective from May 26, 2006 until December 31, 2006,

23)	Business Development Confidentiality Agreement between Marathon and Syntroleum effective from May 26, 2006 until December 31, 2006, and

24)	Any and all other agreements, including any agreements that have expired by their own terms but have provisions that survive such expiration, between Syntroleum, Marathon, and any Affiliate, employee or former employee of Marathon.

EXHIBIT B

License Fees

“Barrel” means forty-two (42) gallons of two hundred thirty-one (231) cubic inches each, measured at sixty degrees Fahrenheit (60°F) and one (1) atmosphere pressure.

1) For any Licensed Plant (other than those covered by (3) below) that incorporates material proprietary elements of the Syntroleum process or equipment included in the Syntroleum Technology, the License Fee shall be:

$0.10/Barrel of Synthetic Crude

For the avoidance of doubt, License Fees are due on a Licensed Plant only if such Licensed Plant incorporates material proprietary elements of the Syntroleum process or equipment included in the Syntroleum Technology.

2) For any Licensed Plant (other than a plant covered by (3) below) utilizing cobalt-based Fischer Tropsch Catalyst for which James P. Wick participated in the development of such catalysts using Red Hat Information during the Blackout Period following an election under Section 5.2, the License Fee shall be, in addition to the License Fee in (1) above:

$0.15/Barrel of Synthetic Crude

3) For any Licensed Plant utilizing coal or petroleum coke as a feedstock and utilizing Syntroleum Technology, which Licensed Plant is subject to a fully supported license in accordance with ARTICLE 7, the License Fee shall be the prevailing license fees charged by Syntroleum for use of Syntroleum Technology utilizing coal or petroleum coke as a feedstock taking due allowance and adjustment for the level of support, process guarantees and/or infringement indemnification provided by Syntroleum. For any Licensed Plant utilizing coal or petroleum coke as a feedstock and utilizing Syntroleum Technology, which Licensed Plant is not subject to a fully supported license in accordance with ARTICLE 7, the License Fee shall be 75% of the prevailing license fees charged by Syntroleum for use of Syntroleum Technology for coal-to-liquids or petroleum-coke-to liquids plants taking due allowance and adjustment for whether or not Syntroleum will be providing any support, process guarantees and/or infringement indemnification. Notwithstanding (2) above or (5) below, no other License Fees, including fees for use of Syntroleum catalysts shall be due with respect to such Licensed Plant.

4) The obligation to pay License Fees on a Licensed Plant shall expire fifteen (15) years from the start-up date of such Licensed Plant.

5) In the event Marathon desires to use any Syntroleum Fischer Tropsch Catalyst manufactured by or on behalf of Syntroleum in any Licensed Plant covered by (1) above, such use shall be subject to a separate agreement to be negotiated among the Parties.

EXHIBIT C

Syntroleum Technology

“Syntroleum Technology” means all Syntroleum Technical Information, Syntroleum Patent Rights, Syntroleum Catalyst Information and Syntroleum Catalyst Patent Rights, but excluding Red-Hat Information.

“Fischer-Tropsch Catalyst” means any cobalt based catalyst for use in a Fischer-Tropsch Reaction.

“Fischer-Tropsch Reaction” means the catalytic reaction of carbon monoxide and hydrogen using a cobalt based catalyst, the primary products of which are hydrocarbons having a carbon number equal to or greater than five (5). A Fischer-Tropsch Reaction does not include catalytic reactions employed in the intentional production of methane, oxygenated hydrocarbons and/or ammonia.

“Fischer-Tropsch Reactor” means the reactor in which the Fischer-Tropsch Reaction occurs.

“FT Conversion Process” means any proprietary process of Syntroleum for the conversion of:

an intermediate stream containing carbon monoxide and molecular hydrogen that has been produced from a normally gaseous hydrocarbon feed stream in the presence of air or oxygen-enriched air,

into a mixture of hydrocarbons that may be a combination of normally gaseous, liquid, or solid hydrocarbons at atmospheric temperatures and pressures,

such process comprised of reacting the intermediate feed stream in a Fischer-Tropsch Reactor to produce product stream(s) consisting of any combination of gaseous, liquid or solid hydrocarbons at atmospheric temperature and pressure.

The FT Conversion Process includes all associated Syntroleum proprietary internal processes and technologies such as heat integration, on-stream and delayed measurement, monitoring, and analysis methods, separation, recycle of Fischer-Tropsch products within the FT Conversion Process, including catalyst regeneration, and unreacted Fischer-Tropsch Reactor feed stream recycle.

The FT Conversion Process does not include any technology related to (i) pre-treatment of the natural gas feedstock to the Syntroleum ATR Process, (ii) reforming of feedstock to produce the intermediate stream, (iii) processing and clean-up of the intermediate feed stream (syngas), or processing a stream emanating from the outlet flange of a Fischer-Tropsch conversion process for a purpose other than that defined above.

“Reactor Information” means all information, including but not limited to data, processes, plans, specifications, flow sheets, designs, and drawings, relating to the internal design or functions, including, without limitation, tube count, tube size and configuration and catalyst volume, relating to the Syntroleum autothermal reformer, and/or Syntroleum Fischer-Tropsch Reactors.

“Syntroleum ATR Process” means Syntroleum’s proprietary process for the autothermal reforming of a feed stream consisting substantially of gaseous hydrocarbons in the presence of air or enriched air to create an intermediate feed stream containing carbon monoxide and molecular hydrogen. The Syntroleum ATR Process includes any Syntroleum proprietary technology related to pre-treatment of the natural gas feedstock to the Syntroleum ATR Process.

“Syntroleum Catalyst Information” means, without limitation, all unpatented information relating to any catalyst raw material sources and specifications, conditioning procedure, start-up procedure, process operating techniques and apparatus, regeneration procedure, performance, and/or manufacturing specifications and methods proprietary to Syntroleum or acquired by Syntroleum that is useful in or otherwise relates to the practice of the Syntroleum ATR Process and the FT Conversion Process (including, without limitation, autothermal reforming catalysts and Fischer-Tropsch Catalysts).

“Syntroleum Catalyst Patent Rights” means all worldwide rights with respect to patents and patent applications to the extent that the claims cover features or aspects of catalysts proprietary to Syntroleum and useable in the Syntroleum ATR Process or FT Conversion Process (including, without limitation, autothermal reforming catalysts and Fischer-Tropsch Catalysts) and expressly excluding any process operating techniques or apparatus or methods for manufacturing such catalysts, which are owned or acquired by, or licensed to, Syntroleum; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to grant licenses, immunities or licensing rights.

“Syntroleum Patent Rights” means all worldwide rights with respect to patents and patent applications to the extent that the claims cover features or aspects of the Syntroleum ATR Process, the FT Conversion Process and/or Reactor Information proprietary to Syntroleum (including, without limitation, any operating techniques and apparatus but expressly excluding Syntroleum Catalyst Patent Rights) that are owned or acquired by, or licensed to, Syntroleum or are based on inventions conceived by Syntroleum during the term of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to grant licenses, immunities or licensing rights.

“Syntroleum Technical Information” means all unpatented information owned or acquired by, or licensed to, Syntroleum relating to the Syntroleum ATR Process, the FT Conversion Process and/or Reactor Information (including, without limitation, operating techniques and apparatus for carrying out the Syntroleum ATR Process and/or the FT Conversion Process); in each case to the extent that, and subject to, the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to disclose and grant rights to others.

EXHIBIT D

Pre-Feasibility Study

Contents

Table of Contents

List of Figures

List of Tables

1.	EXECUTIVE SUMMARY

2.	PROJECT SCOPE

3.	LOCATION

3.1.	Geography

3.2.	Hydrocarbon Feedstock Reserves

4.	HYDROCARBON FEEDSTOCK SUPPLY AND TRANSPORTATION

5.	SITE SPECIFICS

6.	PLANT DESCRIPTION

6.1.	Process Description

6.1.1.	Inside Battery Limits (ISBL)

6.1.2.	Outside Battery Limits (OSBL) [Syntroleum scope of work limited to ISBL only]

6.2.	Overall Material Balance

6.3.	Area Plot Plan

7.	PLANT PRODUCTS

8.	CAPITAL AND OPERATING COSTS (+/- 40%)

9.	SCHEDULE

EXHIBIT E

COMPETITORS

Competitors means:

1.	British Petroleum;

2.	Conoco Phillips;

3.	ENI-Agip-IFP (together or separately);

4.	ExxonMobil;

5.	Japan Oil, Gas and Metals National Corp.(JOGMEC)-Nippon Oil Corp.-Nippon Steel Corp.-Japan Petroleum Exploration Co.-Inpex Corp.-Cosmo Oil Co.-Chiyoda Corp. (together or separately);

6.	JOGMEC- Osaka Gas Co.-JGC Corp. (together or separately);

7.	Rentech;

8.	Sasol (including the Sasol Chevron joint venture);

9.	Shell;

10.	Statoil/Petro SA (together or separately);

11.	Total SA;

12.	University of West Virginia;

13.	World GTL; and

14.	Any other company (existing now or arising in the future) that acquires a controlling interest in one or more of the foregoing companies on this list.